Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, January 27, 2006
Press Release


             FNB CORPORATION REPORTS RECORD EARNINGS FOR 2005

CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), announced today record fourth quarter and annual earnings for 2005. FNB Corporation ("FNB," the "Corporation") is the parent company of First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, N.A.

Net income for the fourth quarter of 2005 was $4,591,000, up 23.9 percent from the $3,704,000 reported in the fourth quarter of 2004. This increase resulted principally from higher net interest income. Basic earnings per share rose from $.51 to $.63, for an increase of 23.5 percent.

Net income for 2005 was a record $17,533,000 or 23.1 percent over the $14,247,000 reported in 2004. Basic earnings per share increased 22.4 percent, from $1.96 in 2004 to $2.40 in 2005. The increase in earnings was due primarily to higher net interest and noninterest income and a reduced provision for loan losses.

Net interest income for 2005 was up mainly from growth in loans and deposits and increases in the prime rate. The net interest margin improved from 3.85 percent to 3.94 percent. Loans increased 5.4 percent, and deposits grew a strong 8.2 percent. Total assets were up 6.1 percent and were $1,481,000,000 at December 31, 2005. Noninterest income rose due to an $807,000 pre-tax gain from an exchange of real estate and higher volume in the secondary market mortgage and trust/investment lines of business. Secondary market mortgage volume increased 37 percent from 2004 to 2005.

The provision for loan losses was lower due in part to lower net charge-offs. Net charge-offs declined from $1,883,000 in 2004 to $1,317,000 in 2005. Net charge-offs to average year-to-date loans declined from .18 percent to .12 percent from 2004 to 2005. Nonperforming assets as a percentage of loans and other real estate owned increased from .50 percent at December 31, 2004 to ..58 percent at December 31, 2005. This was principally attributable to one credit. The credit is well secured and no material loss is expected.

"We are extremely proud of our performance in 2005," reported Heath. "The return on average stockholder equity rose from 9.82 percent to 11.35 percent, which was above our five-year strategic financial plan. Our goal is a return of 14 percent within another four years."

"And we are optimistic as we head into 2006," continued Heath. "Even though rates have risen recently and could have an impact on loan growth, we have several initiatives in process that should help us maintain the earnings momentum of 2005.

"The first is our branding initiative, undertaken to promote FNB in a consistent manner in all of our markets.

"In conjunction with this branding initiative, we are proceeding with our plan to merge the charters of two of our banking affiliates, FNB Salem Bank & Trust, N.A. and Bedford Federal Savings Bank, N.A., with and into our third and largest banking affiliate, First National Bank. We believe operating as one bank will enhance efficiency, promote unity and clarity, and generate expense savings. Our goal is to complete the merger of our affiliate bank charters by our annual meeting of shareholders in May 2006.

"As we transition to a single bank, we will implement a line-of-business organizational structure to ensure top management focus on each of our business lines. We believe this will further promote efficiency and consistent quality in the delivery of products and services within each line of business.

"The branching initiative we began in 2004 also remains on track. We have purchased land, and have agreements or are in the process of securing agreements to purchase or lease land and/or facilities at several desirable locations with good growth potential.

"We also plan to expand our private banking and secondary market mortgage operations into the central Virginia market.

"Bottom line," concluded Heath, "our officers and staff remain very focused on attracting, retaining, and building profitable customer relationships. We believe this, coupled with a streamlined and unified organization, should translate into enhanced return to our shareholders."

Details of the Corporation's financial performance follow.

In its meeting yesterday, the Incentive Stock Plan Committee of the Board of Directors, charged with the operation and administration of the FNB Corporation 2000 Incentive Stock Plan, acted to accelerate, effective December 31, 2005, the vesting of approximately 67,000 unvested options granted under the Plan and held by employees and directors of the Corporation and its subsidiaries. No other changes were made to the terms and conditions of these outstanding options.

This acceleration of vesting was undertaken in an attempt to reduce the non-cash compensation expense that FNB would otherwise be required to recognize upon adopting Financial Accounting Standards Board Statement No. 123 (Revised
2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R, which became effective for FNB on January 1, 2006, requires companies to recognize compensation expense over a stock option's vesting period.

By accelerating the vesting, FNB will eliminate approximately $177,000 of after-tax expense relating to employee options in future periods, of which $88,000 would have been incurred during the year ending December 31, 2006. FNB recorded expense amounting to $34,000 after tax in fourth quarter 2005 for non-employee bank director options as a result of this acceleration. This amount also would have been expensed in future periods.

Also in yesterday's meeting, the Board of Directors established March 15, 2006 as the record date for its annual meeting of shareholders. The meeting will commence at 2:00 p.m. on Tuesday, May 9, 2006, at The Event Centre in Christiansburg, Virginia. The board approved the recommendation of the independent directors that Beverley E. Dalton, Daniel D. Hamrick, William P. Heath, Jr., and Steven D. Irvin be nominated as candidates for election as directors by the shareholders.

The board also approved the payment on February 24, 2006 of a quarterly cash dividend in the amount of $.20 per share to stockholders of record on February 13, 2006. The payment equates to an annual yield to shareholders of approximately 2.4 percent, based on the stock's recent trading price.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.4 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, N.A., the Corporation operates 26 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758

Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; and (6) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2005       2004     Change   % Change
Quarter Ended December 31
  Net income                    $     4,591 $    3,704        887       23.9
  Net interest income                13,514     12,328      1,186        9.6
  Net interest income (FTE)(1)       13,578     12,412      1,166        9.4
  Securities gains (losses), net          -          6         (6)       NM
  Noninterest income excluding
   securities gains (losses)          4,024      3,661        363        9.9
  Noninterest expense                10,047      9,430        617        6.5
  Provision for loan losses             726        753        (27)      (3.6)

Per Share Data
  EPS basic                     $      0.63 $     0.51       0.12       23.5
  EPS fully diluted                    0.62       0.50       0.12       24.0
  Dividends declared                   0.20       0.19       0.01        5.3
  Book value                          21.94      20.63       1.31        6.3
Weighted average shares
 outstanding basic                    7,313      7,269         44        0.6
Weighted average shares
 outstanding fully diluted            7,371      7,339         32        0.4
Shares outstanding quarter
 end (net of unearned)                7,313      7,269         44        0.6

Financial Ratios
  Return on average assets             1.26 %     1.06 %
  Return on average share-
   holders' equity                    11.54       9.96
  Net interest margin (1)              4.04       3.87
  Equity to assets                    10.83      10.74
  Allowance for loan losses
   to loans, net of unearned
   income                              1.24       1.19

Selected Balances at December 31
  Total assets                  $ 1,481,482 $1,396,116     85,366        6.1
  Loans, net of unearned
   income                         1,163,280  1,103,470     59,810        5.4
  Allowance for loan losses          14,412     13,165      1,247        9.5
  Securities                        171,340    156,732     14,608        9.3
  Deposits                        1,217,006  1,124,267     92,739        8.2
  Other interest-bearing funds       97,648    117,541    (19,893)     (16.9)
  Shareholders' equity              160,476    150,001     10,475        7.0

Twelve Months Ended December 31
  Net income                    $    17,533 $   14,247      3,286       23.1
  EPS basic                            2.40       1.96       0.44       22.4
  EPS fully diluted                    2.39       1.95       0.44       22.6
  Dividends declared per share         0.78       0.74       0.04        5.4
  Weighted average shares
   outstanding basic                  7,293      7,252         41        0.6
  Weighted average shares
   outstanding fully diluted          7,350      7,320         30        0.4
  Return on average assets             1.22 %     1.04 %     0.18        NM
  Return on average share-
   holders' equity                    11.35       9.82       1.53        NM
  Net interest margin (1)              3.94       3.85       0.09        NM

Asset Quality                                 % of Loans           % of Loans
                                       2005      & ORE      2004      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  5,414       0.46  $  3,534       0.32
  Other real estate                     765       0.07     1,269       0.11
  Loans past due 90 days
   or more                              562       0.05       747       0.07
  Total nonperforming assets       $  6,741       0.58  $  5,550       0.50


Net charge off ratio                   0.12%                0.18%

(1) Fully taxable equivalent
NM - Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2005       2004     Change   % Change
Alternative Performance Measures
for Quarter Ended December 31 (2)
  Net income                     $    4,591 $    3,704        887       23.9
  Plus amortization of core
   deposit intangibles                  199        347       (148)     (42.7)
  Equals cash basis operating
   earnings (2)                       4,790      4,051        739       18.2
  QTD average assets              1,462,767  1,398,100     64,667        4.6
  Less QTD intangible assets         48,696     48,094        602        1.3
  Equals QTD average tangible
   assets (2)                     1,414,071  1,350,006     64,065        4.7
  QTD average equity                159,133    148,767     10,366        7.0
  Less intangible assets equals
   QTD average tangible
   equity (2)                       110,437    100,673      9,764        9.7
  Cash basis EPS (2)                   0.65       0.56       0.09       16.1
  Cash basis EPS fully
   diluted (2)                         0.65       0.55       0.10       18.2
  Cash basis return on average
   tangible assets (2)                 1.35 %     1.20 %     0.15       12.9
  Cash basis return on average
   tangible equity (2)                17.35      16.10       1.25        7.8

Alternative Performance Measures
for Twelve Months Ended December 31 (2)
  Net income                    $    17,533 $   14,247      3,286       23.1
  Plus amortization of core
   deposit intangibles                  796      1,387       (591)     (42.6)
  Equals cash basis operating
   earnings (2)                      18,329     15,634      2,695       17.2
  YTD average assets              1,435,519  1,372,251     63,268        4.6
  Less YTD intangible assets         47,830     48,616       (786)      (1.6)
  Equals YTD average tangible
   assets (2)                     1,387,689  1,323,635     64,054        4.8
  YTD average equity                154,432    145,060      9,372        6.5
  Less intangible assets equals
   YTD average tangible
   equity (2)                       106,602     96,444     10,158       10.5
  Cash basis EPS (2)                   2.51       2.16       0.35       16.2
  Cash basis EPS fully diluted (2)     2.49       2.14       0.35       16.4
  Cash basis return on average
   tangible assets (2)                 1.32%      1.18%      0.14       11.9
  Cash basis return on average
   tangible equity (2)                17.19      16.21       0.98        6.0

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.